Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES
SECOND QUARTER EARNINGS

Company Reports Positive System-wide Domestic
Comparable Sales in Challenging Environment

Highlights
•	Second quarter earnings per diluted share of $0.51 in 2009 vs. $0.27 in 2008
•	Comparable second quarter earnings per diluted share, excluding the consolidation of BIBP, were $0.36 in 2009 vs. $0.41 in 2008, a decrease of 12.2%
•	Domestic system-wide comparable sales increase of 0.1% for the quarter
•	14 net Papa John’s worldwide unit openings during the quarter
•	Lower end of earnings guidance range for 2009 raised to a range of $1.38 to $1.44 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (August 4, 2009) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $276.6 million for the second quarter of 2009, representing a decrease of 2.4% from revenues of $283.4 million for the comparable period in 2008. Net income for the second quarter of 2009 was $14.2 million, or $0.51 per diluted share (including after-tax income of $4.2 million, or $0.15 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2008 second quarter net income of $7.6 million, or $0.27 per diluted share (including a net loss of approximately $4.1 million, or $0.14 per diluted share, from the consolidation of BIBP).

Revenues were $561.6 million for the six months ended June 28, 2009, representing a decrease of 1.9% from revenues of $572.4 million for the same period in 2008. Net income for the six months ended June 28, 2009 was $32.0 million, or $1.15 per diluted share (including after-tax income of $10.0 million, or $0.36 per diluted share, from the consolidation of BIBP), compared to net income of $16.3 million, or $0.57 per diluted share, for the comparable period of 2008 (including a net loss of $9.3 million, or $0.32 per diluted share, from the consolidation of BIBP and a net charge of approximately $700,000, or $0.02 per diluted share, related to restaurant impairment and disposition losses).

“We are pleased with our first half results, especially given the difficult economy and challenging competitive environment,” said Papa John’s Founder and chief executive officer, John Schnatter. “The investments we have made in our system this year are continuing to drive positive results for both our company-owned and franchised restaurants. Our strong cash flow and conservative balance sheet provide us the flexibility to continue to invest in our business even in the most challenging of times.”

Non-GAAP Measures

Certain components of the financial information we present in this press release that exclude the impact of the consolidation of BIBP and restaurant impairment and disposition losses are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items to our GAAP financial measures for the three- and six-month periods ended June 28, 2009 and June 29, 2008.

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(In thousands, except per share amounts)	2009	2008	2009	2008

Pre-tax income, net of noncontrolling interests, as reported	$22,214	$12,186	$50,355	$25,787
(Gain) loss from BIBP cheese purchasing entity	(6,854)	6,302	(15,879)	14,253
Restaurant impairment and disposition losses (a)	-	-	-	1,143
Pre-tax income, net of noncontrolling interests,
excluding noted items	$15,360	$18,488	$34,476	$41,183

Net income, as reported	$14,177	$7,648	$32,016	$16,273
(Gain) loss from BIBP cheese purchasing entity	(4,179)	4,096	(10,045)	9,264
Restaurant impairment and disposition losses	-	-	-	687
Net income, excluding noted items	$9,998	$11,744	$21,971	$26,224

Earnings per diluted share, as reported	$0.51	$0.27	$1.15	$0.57
(Gain) loss from BIBP cheese purchasing entity	(0.15)	0.14	(0.36)	0.32
Restaurant impairment and disposition losses	-	-	-	0.02
Earnings per diluted share, excluding noted items	$0.36	$0.41	$0.79	$0.91

Cash flow from operations, as reported			$54,579	$29,252
BIBP cheese purchasing entity			(15,879)	14,253
Cash flow from operations, excluding BIBP			$38,700	$43,505

(a) Amounts were not significant in 2009, or for the second quarter of 2008.

Revenues Comparison

Consolidated revenues were $276.6 million for the second quarter of 2009, a decrease of $6.8 million, or 2.4%, over the corresponding 2008 period. The decrease in revenues was principally due to the following:

•	Domestic company-owned restaurant sales decreased $8.8 million, reflecting the sale of 62 company-owned restaurants to franchisees during the fourth quarter of 2008.
•	Domestic commissary sales decreased $4.9 million due to decreases in the prices of certain commodities, primarily cheese.
•	Other sales decreased $2.5 million primarily due to a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions.
•
Variable interest entities restaurant sales increased $9.0 million due to the consolidation of two additional franchise entities in the second quarter of 2009, as compared to the corresponding 2008 period.

For the six months ended June 28, 2009, revenues decreased $10.8 million, or 1.9%, principally due to the same reasons as those mentioned above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the second quarter of 2009 was $22.2 million, compared to $12.2 million for the corresponding period in 2008. For the six months ended June 28, 2009, pre-tax income, net of noncontrolling interests, was $50.4 million compared to $25.8 million for the corresponding period of 2008. Excluding the impact of the noted items in the previous table, second quarter 2009 pre-tax income, net of noncontrolling interests, was $15.4 million, a decrease of $3.1 million or 16.9%, from the 2008 comparable results of $18.5 million, and pre-tax income, net of noncontrolling interests and excluding the impact of the noted items in the previous table, for the six months ended June 28, 2009 was $34.5 million, a decrease of $6.7 million, or 16.3%, from the 2008 comparable results of $41.2 million. An analysis of the changes in pre-tax income, net of noncontrolling interests, for the second quarter and six months ended June 28, 2009, respectively (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $3.0 million and $5.6 million for the three- and six-month periods ended June 28, 2009, respectively, comprised of the following:

	Three Months Ended			Six Months Ended
	June 28,	June 29,	Increase	June 28,	June 29,	Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)

Recurring operations	$10,152	$7,157	$2,995	$20,543	$16,098	$4,445
Impairment and disposition losses	-	-	-	-	(1,143)	1,143
Total segment operating income	$10,152	$7,157	$2,995	$20,543	$14,955	$5,588

The increases of $3.0 million and $4.4 million for the three- and six-month periods ended June 28, 2009, respectively, in domestic company-owned restaurant income from recurring operations were primarily due to an improvement in operating margin as a result of pricing and product mix profitability, lower commodity costs and the sale of 62 restaurants in late 2008, which had a higher labor cost as a percentage of sales.

Restaurant operating margin on an external basis was 22.9% for the second quarter of 2009 compared to 18.3% for the comparable 2008 period and 23.2% for the first six months of 2009, compared to 18.6% for the comparable 2008 period.  Excluding the impact of the consolidation of BIBP, restaurant operating margin was 21.6% for the second quarter of 2009, compared to 19.3% in the prior comparable quarter and increased to 21.7% in the first six months of 2009 from 19.8% in the comparable 2008 period.

The restaurant impairment and disposition losses recorded in the first six months of 2008 primarily relate to the loss on the sale of 17 restaurants in one market (the sale was completed during the fourth quarter of 2008).

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $100,000 for the three-month period ended June 28, 2009 and increased approximately $800,000 for the six-month period ended June 28, 2009, as compared to the corresponding 2008 periods. The decrease in operating income for the three-month period was due to management transition costs of approximately $700,000, partially offset by an improvement in operating margin primarily resulting from lower fuel costs. The operating margin improvement for the six-month period was primarily due to lower fuel costs, partially offset by the above mentioned management transition costs. Our commissary operations have passed along to domestic restaurants the benefit of lower commodity costs during the first six months of 2009, which is expected to continue for the remainder of 2009.

•
Domestic Franchising Segment. Domestic franchise sales for the second quarter of 2009 increased 4.3% to $388.8 million from $372.6 million for the same period in 2008 and increased 4.3% to $786.5 million for the six months ended June 28, 2009, from $754.4 million for the same period in 2008. The increases were primarily due to increases of 3.8% and 3.7% in equivalent units primarily resulting from the purchase of 62 restaurants from the Company during the fourth quarter of 2008. Domestic franchising operating income decreased approximately $300,000 to $12.8 million for the three months ended June 28, 2009, from $13.1 million in the prior comparable period and decreased $1.1 million to $26.5 million for the six month period ended June 28, 2009, from $27.6 million in the prior comparable period. The decreases in operating income were primarily due to lower franchise and development fees as there were 13 and 21 fewer domestic franchise unit openings in the second quarter and first six months of 2009, respectively, as compared to the prior year periods. Additionally, the average fee per unit opening was lower in 2009 due to various incentive programs in place this year.  Finally, the first half of 2008 included the collection of approximately $500,000 in franchise renewal fees associated with the domestic franchise renewal program.

As previously announced, during 2009 the company implemented a 25th Anniversary development incentive program that provides for no franchise fee, no royalty for 12 months and the opportunity for a $10,000 early opening award payment, if certain conditions are met related to new domestic unit openings.

•
International Segment. The international segment reported operating losses of approximately $800,000 and $1.6 million for the three and six months ended June 28, 2009, respectively, compared to losses of $1.5 million and $3.3 million, respectively, in the same periods in 2008. The improvement in the operating results reflects leverage on the international organizational structure from increased revenues due to growth in the number of units and unit volumes.

•
All Others Segment. Operating income for the “All others” reporting segment was approximately $600,000 in the second quarter of 2009, or a decrease of $1.4 million from the corresponding 2008 period and $1.0 million for the six months ended June 28, 2009, or a decrease of $3.5 million from the corresponding 2008 period. The decreases occurred primarily in our online ordering system business ($500,000 and $1.9 million decline from 2008 in operating income for the three- and six-month periods, respectively) and our print and promotions subsidiary, Preferred Marketing Solutions ($500,000 and $1.2 million decline from 2008 in operating income for the three- and six-month periods, respectively). The decline in the online ordering system business reflects a reduction in the online fee percentage in accordance with our previously disclosed agreement with the domestic franchise system to operate the business at a break-even level beginning in 2009.  The decline in profitability in the print and promotions business is due to lower sales in 2009, as compared to 2008, reflecting the deterioration of the U.S.  economic environment.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased approximately $4.5 million and $8.3 million for the three- and six-month periods ended June 28, 2009, respectively, as compared to the corresponding periods in the prior year. The components of unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 28,	June 29,	Increase	June 28,	June 29,	Increase
	2009	2008	(decrease)	2009	2008	(decrease)

General and administrative (a)	$7,896	$6,048	$1,848	$14,692	$12,196	$2,496
Net interest	1,080	1,186	(106)	2,116	2,358	(242)
Depreciation	2,118	1,940	178	4,245	3,737	508
Franchise support initiatives (b)	2,168	75	2,093	4,415	150	4,265
Provisions for uncollectible accounts and notes receivable (c)	449	106	343	1,512	365	1,147
Other income	(38)	(211)	173	(282)	(443)	161
Total unallocated corporate expenses	$13,673	$9,144	$4,529	$26,698	$18,363	$8,335

(a)
The increase in general and administrative expenses for the three months ended June 28, 2009, was primarily due to the settlement of a litigation issue (approximately $800,000 in the second quarter of 2009), management transition costs (including recruiting fees) and increased employee benefit costs. The increase for the six-month period ended June 28, 2009 was principally due to the same reasons.

(b)	Franchise support initiatives primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives.
(c)	The increases in the provisions for uncollectible accounts and notes receivable were due to our evaluation of the collectibility of certain specific receivables, primarily non-franchise third parties.

Our effective income tax rate was 34.5% and 35.0%, respectively, for the three- and six-month periods ended June 28, 2009, as compared to 35.3% for both the corresponding 2008 periods (32.6% and 34.3%, respectively, excluding BIBP for the three- and six-month periods in 2009 and 35.2% excluding BIBP for both the three- and six-month periods in 2008).

Cash Flow

Cash flow from operations was $54.6 million for the first six months of 2009 as compared to $29.3 million for the comparable period in 2008. The consolidation of BIBP increased cash flow from operations by approximately $15.9 million in the first six months of 2009 and decreased cash flow from operations by approximately $14.3 million in the first six months of 2008. Excluding the impact of the consolidation of BIBP, cash flow from operations was $38.7 million in 2009, as compared to $43.5 million in the comparable period in 2008. The $4.8 million decrease, excluding the consolidation of BIBP, was primarily due to a decrease in net income.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended June 28, 2009.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the second quarter of 2009 increased 0.1% (comprised of a 0.4% decrease at company-owned restaurants and a 0.2% increase at franchised restaurants). Domestic system-wide comparable sales for the six months ended June 28, 2009 increased 0.2% (comprised of flat sales at company-owned restaurants and a 0.2% increase at franchised restaurants). We estimate that the timing of the Easter holiday weekend had a negative impact of 0.3% on the second quarter results (and an estimated beneficial 0.3% impact on the first quarter 2009 results). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the second quarter of 2009, 11 domestic franchised restaurants were opened and 18 domestic restaurants were closed (one company-owned and 17 franchised). During the first six months of 2009, we opened 28 domestic restaurants (three company-owned and 25 franchised) and closed 39 restaurants (five company-owned and 34 franchised). Our total domestic development pipeline as of June 28, 2009 included approximately 200 restaurants scheduled to open over the next ten years.

At June 28, 2009, there were 3,418 domestic and international Papa John’s restaurants (612 company-owned and 2,806 franchised) operating in all 50 states and 29 countries. The company-owned unit count includes 126 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the second quarter of 2009, 29 international restaurants were opened (one company-owned and 28 franchised) while eight international franchised restaurants were closed. On a year-to-date basis, 63 international restaurants were opened (one company-owned and 62 franchised) while 14 international restaurants were closed (one company-owned and 13 franchised).

•
International franchise sales increased approximately 16% to $63.9 million in the second quarter of 2009, from $55.3 million in the  comparable period in 2008 and increased approximately 13% to $122.0 million for the six months ended June 28, 2009, from $107.7 million in the comparable period in 2008. Excluding the negative impact of foreign exchange rates, the increases in the second quarter and first six months of 2009 would have approximated 32% and 30% respectively.

As of June 28, 2009, the company had a total of 637 restaurants operating internationally (23 company-owned and 614 franchised), of which 207 were located in Korea and China and 135 were located in the United Kingdom and Ireland. Our total international development pipeline as of June 28, 2009 included approximately 1,100 restaurants scheduled to open over the next ten years.

Acquisition / Disposition Activity

As previously disclosed, at the end of April 2009 we completed the sale of ten company-owned restaurants in Albuquerque, New Mexico, with lower than average sales volumes and geographically isolated from other company-owned operations. The sales price of $1.1 million consisted of a cash payment of approximately $600,000 and notes financed by Papa John’s to the purchasers, who are current Papa John’s franchisees, for $500,000. The gain recognized upon completion of the sale was not significant.

During the second quarter of 2009, we acquired 11 franchised Papa John’s restaurants in West Palm Beach Florida, which were adjacent to other company-owned restaurants, for a purchase price of $2.8 million, which included the cancellation of a $2.3 million bridge loan issued in March 2009 and a cash payment of $500,000. We recorded goodwill of $1.5 million associated with this transaction.

We currently have no plans for any additional significant acquisitions or dispositions during the remainder of 2009.

Share Repurchase Activity

We repurchased 275,000 shares of our common stock at an average price of $18.05 per share, or a total of $5.0 million for the three months ended March 29, 2009. We did not repurchase any shares of our common stock in the three months ended June 28, 2009. A total of 477,000 shares of common stock were issued upon the exercise of stock options during the first six months of 2009. Under our current authorization, the company had $57.3 million remaining available for the repurchase of common stock as of June 28, 2009.

The Company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 28.0 million diluted weighted average shares outstanding for the second quarter of 2009, as compared to 28.7 million for the same period in 2008, a 2.4% decrease. Approximately 28.1 million actual shares of the company’s common stock were outstanding as of June 28, 2009.

The company’s share repurchase activity had a $0.01 impact on earnings per diluted share, excluding the impact of the consolidation of BIBP, in both the three and six months ended June 28, 2009.

2009 Earnings Guidance Range Narrowed

The company revised its previously announced 2009 earnings per diluted share guidance from a range of $1.36 to $1.44 to a range of $1.38 to $1.44 for the year. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP. The projected earnings guidance includes $0.30 to $0.35 per diluted share unfavorable impact of 2009 initiatives, including the impact of the franchise support initiatives, management transition costs and certain additional initiatives focused on enhancing quality and driving alternative ordering channels. The comparable base earnings results for 2008 were $1.68 per diluted share.

We reiterate our expectations for full-year net worldwide unit growth of 100 to 140 units, with domestic net openings expected to exceed initial assumptions and international net openings expected to fall short of initial assumptions. We revise our previous expectations for full-year domestic system-wide comparable sales from a range of flat to negative 2% to a range of flat to negative 1%.

Our guidance reflects continued concern over the uncertainty of the economic environment, including consumer spending, and considers the impact of the federal and state minimum wage increases that became effective in July. In addition, we plan to continue to assist our domestic franchisees by maintaining a reduced commissary operating margin during the last six months of 2009.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees or consumers; the company is contingently liable for the payment of certain lease arrangements, approximating $6.2 million, involving our former Perfect Pizza operations that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and “Part II, Item 1A. - Risk Factors” of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for August 5, 2009 at 10:00 a.m. Eastern Daylight Savings Time to review second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 95826733) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 95826733).

The conference call will be available for replay, including downloadable podcast, beginning August 5, 2009, at approximately noon Eastern Daylight Savings Time, through August 12, 2009, at midnight Eastern Daylight Savings Time. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 95826733). International participants may dial 706-645-9291 (pass code 95826733).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(In thousands, except per share amounts)	2009	2008	2009	2008

Revenues	$276,637	$283,408	$561,609	$572,413

Income before income taxes, net of noncontrolling interests*	$22,214	$12,186	$50,355	$25,787

Net income	$14,177	$7,648	$32,016	$16,273

Earnings per share - assuming dilution	$0.51	$0.27	$1.15	$0.57

Weighted average shares outstanding - assuming dilution	27,989	28,705	27,860	28,754

EBITDA (1)	$31,691	$22,211	$69,071	$45,444

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests  (in thousands):

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

Domestic company-owned restaurants	$10,152	$7,157	$20,543	$14,955
Domestic commissaries	7,484	7,624	16,868	16,057
Domestic franchising	12,824	13,095	26,506	27,567
International	(847)	(1,520)	(1,624)	(3,259)
All others	613	1,993	1,014	4,518
Unallocated corporate expenses	(13,673)	(9,144)	(26,698)	(18,363)
Elimination of intersegment profit	(101)	(58)	(116)	(232)
Income before income taxes, excluding VIEs	16,452	19,147	36,493	41,243
VIEs, primarily BIBP (2)	6,854	(6,302)	15,879	(14,253)
Less: noncontrolling interests	(1,092)	(659)	(2,017)	(1,203)
Total income before income taxes, net of of noncontrolling interests	$22,214	$12,186	$50,355	$25,787

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008

EBITDA (1)	$31,691	$22,211	$69,071	$45,444
Income tax expense	(8,037)	(4,538)	(18,339)	(9,514)
Net interest	(1,296)	(1,621)	(2,580)	(3,247)
Depreciation and amortization	(8,181)	(8,404)	(16,136)	(16,410)
Net income	$14,177	$7,648	$32,016	$16,273

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated operating income of approximately $6.9 million in the second quarter of 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.6 million and $5.5 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the second quarter of 2008, BIBP reported an operating loss of $6.3 million, which was primarily composed of losses associated with cheese sold to domestic company-owned and franchised restaurants of $1.4 million and $4.4 million, respectively. The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP generated operating income of approximately $15.9 million for the six months ended June 28, 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $3.9 million and $12.6 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the six months ended June 29, 2008, BIBP reported an operating loss of $14.3 million, which was composed of losses associated with cheese sold to domestic company-owned and franchised restaurants of approximately $3.3 million and $9.9 million, respectively. The remainder of the loss was due to interest expense on outstanding debt with a third-party bank and Papa John’s.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$124,966	$133,815	$256,671	$272,670
Variable interest entities restaurant sales	11,223	2,239	16,894	4,279
Franchise royalties	14,664	14,759	30,025	30,204
Franchise and development fees	78	247	306	1,167
Commissary sales	101,444	106,321	209,360	212,368
Other sales	13,981	16,434	28,750	33,279
International:
Royalties and franchise and development fees	3,388	3,108	6,623	6,128
Restaurant and commissary sales	6,893	6,485	12,980	12,318
Total revenues	276,637	283,408	561,609	572,413

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	23,893	30,803	49,794	62,375
Salaries and benefits	36,157	40,050	74,360	81,610
Advertising and related costs	11,376	11,913	22,649	24,610
Occupancy costs	7,722	8,540	15,638	17,011
Other operating expenses	17,181	18,072	34,809	36,379
Total domestic Company-owned restaurant expenses	96,329	109,378	197,250	221,985

Variable interest entities restaurant expenses	9,326	1,987	14,135	3,780

Domestic commissary and other expenses:
Cost of sales	84,586	89,976	175,536	179,982
Salaries and benefits	8,638	9,127	17,469	18,092
Other operating expenses	10,945	12,112	21,617	23,644
Total domestic commissary and other expenses	104,169	111,215	214,622	221,718

(Income) loss from the franchise cheese-purchasing
program, net of minority interest	(5,462)	4,364	(12,565)	9,922
International operating expenses	5,907	5,818	11,264	11,158
General and administrative expenses	30,002	27,237	57,765	54,451
Other general expenses	3,583	539	8,050	2,752
Depreciation and amortization	8,181	8,404	16,136	16,410
Total costs and expenses	252,035	268,942	506,657	542,176

Operating income	24,602	14,466	54,952	30,237
Net interest	(1,296)	(1,621)	(2,580)	(3,247)
Income before income taxes	23,306	12,845	52,372	26,990
Income tax expense	8,037	4,538	18,339	9,514
Net income, including noncontrolling interests	15,269	8,307	34,033	17,476
Less: income attributable to noncontrolling interests	(1,092)	(659)	(2,017)	(1,203)
Net income, net of noncontrolling interests	$14,177	$7,648	$32,016	$16,273

Basic earnings per common share	$0.51	$0.27	$1.16	$0.57
Earnings per common share - assuming dilution	$0.51	$0.27	$1.15	$0.57

Basic weighted average shares outstanding	27,789	28,372	27,715	28,536
Diluted weighted average shares outstanding	27,989	28,705	27,860	28,754

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 28,	December 28,
	2009	2008
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$24,328	$10,987
Accounts receivable	22,091	23,775
Inventories	16,167	16,872
Prepaid expenses	9,635	9,797
Other current assets	3,986	5,275
Assets held for sale	1,019	1,540
Deferred income taxes	8,716	7,102
Total current assets	85,942	75,348

Investments	1,717	530
Net property and equipment	192,910	189,992
Notes receivable	13,464	7,594
Deferred income taxes	12,852	17,518
Goodwill	76,705	76,914
Other assets	20,194	18,572
Total assets	$403,784	$386,468

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$25,957	$29,148
Income and other taxes	13,525	9,685
Accrued expenses	51,096	54,220
Current portion of debt	4,475	7,075
Total current liabilities	95,053	100,128

Unearned franchise and development fees	5,559	5,916
Long-term debt, net of current portion	103,067	123,579
Other long-term liabilities	19,923	18,607
Total liabilities	223,602	248,230

Total stockholders' equity	180,182	138,238
Total liabilities and stockholders' equity	$403,784	$386,468

Note:
The balance sheet at December 28, 2008 has been derived from the audited consolidatedfinancial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 28, 2009	June 29, 2008
	(Unaudited)	(Unaudited)
Operating activities
Net income, net of noncontrolling interests	$32,016	$16,273
Adjustments to reconcile net income to net cash provided by
operating activities:
Restaurant impairment and disposition losses	-	1,143
Provision for uncollectible accounts and notes receivable	2,181	1,264
Depreciation and amortization	16,136	16,410
Deferred income taxes	2,731	(7,178)
Stock-based compensation expense	2,607	2,567
Excess tax benefit related to exercise of non-qualified stock options	(443)	(117)
Other	692	161
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	718	(2,251)
Inventories	876	1,825
Prepaid expenses	184	1,026
Other current assets	1,880	(256)
Other assets and liabilities	(559)	(1,233)
Accounts payable	(4,597)	293
Income and other taxes	3,840	1,704
Accrued expenses	(3,326)	(1,885)
Unearned franchise and development fees	(357)	(494)
Net cash provided by operating activities	54,579	29,252

Investing activities
Purchase of property and equipment	(15,193)	(16,010)
Purchase of investments	(1,187)	(437)
Proceeds from sale or maturity of investments	-	407
Loans issued	(9,739)	(681)
Loan repayments	1,439	1,078
Acquisitions	(464)	(100)
Proceeds from divestitures of restaurants	830	-
Other	18	156
Net cash used in investing activities	(24,296)	(15,587)

Financing activities
Net (repayments) proceeds from line of credit facility	(20,500)	1,102
Net (repayments) proceeds from short-term debt - variable interest entities	(2,600)	3,525
Excess tax benefit related to exercise of non-qualified stock options	443	117
Proceeds from exercise of stock options	8,057	965
Acquisition of Company common stock	(4,958)	(20,287)
Noncontrolling interests, net of distributions	1,162	363
Other	378	(24)
Net cash used in financing activities	(18,018)	(14,239)

Effect of exchange rate changes on cash and cash equivalents	(11)	53
Change in cash and cash equivalents	12,254	(521)
Cash recorded from consolidation of VIEs	1,087	-
Cash and cash equivalents at beginning of period	10,987	8,877

Cash and cash equivalents at end of period	$24,328	$8,356

Restaurant Progression
Papa John's International, Inc.

	Second Quarter Ended June 28, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	22	2,198	594	3,404
Opened	-	1	11	28	40
Closed	(1)	-	(17)	(8)	(26)
Acquired	11	-	11	-	22
Sold	(11)	-	(11)	-	(22)
End of Period	589	23	2,192	614	3,418

	Second Quarter Ended June 29, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	17	2,122	451	3,238
Opened	5	2	24	36	67
Closed	(1)	(1)	(29)	(4)	(35)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	652	18	2,117	483	3,270

Restaurant Progression
Papa John's International, Inc.

	Six Months Ended June 28, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	3	1	25	62	91
Closed	(5)	(1)	(34)	(13)	(53)
Acquired	11	-	12	-	23
Sold	(12)	-	(11)	-	(23)
End of Period	589	23	2,192	614	3,418

	Six Months Ended June 29, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	9	5	46	55	115
Closed	(6)	(1)	(40)	(6)	(53)
Acquired	1	-	-	-	1
Sold	-	-	(1)	-	(1)
End of Period	652	18	2,117	483	3,270